              PRICING SUPPLEMENT NO. D0012 DATED FEBRUARY 8, 2005

 (TO PROSPECTUS SUPPLEMENT DATED NOVEMBER 1, 2004 AND PROSPECTUS DATED NOVEMBER
                                    1, 2004)

                       RULE 424(b)(3) FILE NO. 333-119615

                          $14,300,000 PRINCIPAL AMOUNT

                     CITIGROUP GLOBAL MARKETS HOLDINGS INC.
                          MEDIUM-TERM NOTES, SERIES D
                        (REGISTERED NOTES -- FIXED RATE)

                             2.0% CASH EXCHANGEABLE NOTES
      LINKED TO THE PERFORMANCE OF THE AMEX PHARMACEUTICAL INDEX, DUE 2009

- The notes bear interest at the rate of 2.0% per annum, payable on February 17 and August 17 of each year, beginning August 17, 2005.

- If not previously exchanged by you, the notes will mature on February 17, 2009. At maturity you will receive $1,000 in cash for each $1,000 principal amount of notes you then hold.

- EXCHANGE RIGHT Beginning March 15, 2005, you will have the right to exchange each $1,000 principal amount of notes you then hold for cash in an amount equal to the product of the closing value of the AMEX Pharmaceutical Index on the exchange date and the exchange ratio, which is 2.7505.

- The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

- We will not apply to list the notes on any exchange.

INVESTING IN THE NOTES INVOLVES A NUMBER OF RISKS. SEE "RISK FACTORS RELATING TO THE NOTES" BEGINNING ON PAGE PS-5.

THE NOTES REPRESENT OBLIGATIONS OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. ONLY AND DO NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE AMERICAN STOCK EXCHANGE OR ANY OF ITS AFFILIATES. THE AMERICAN STOCK EXCHANGE IS NOT INVOLVED IN ANY WAY IN THIS OFFERING AND HAS NOT AUTHORIZED, SPONSORED OR CONSENTED TO THE ISSUANCE OF THE NOTES.

THE NOTES HAVE NOT BEEN PASSED ON BY THE AMERICAN STOCK EXCHANGE AS TO THEIR LEGALITY OR SUITABILITY. THE NOTES ARE NOT ISSUED, ENDORSED, SOLD OR PROMOTED BY THE AMERICAN STOCK EXCHANGE. THE AMERICAN STOCK EXCHANGE MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE NOTES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus, prospectus supplement and pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts but are unsecured debt obligations of Citigroup Global Markets Holdings Inc. and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

------------------------------------------------------------------------------------
                                                              PER NOTE      TOTAL
                                                              --------   -----------
Public Offering Price.......................................   $1,000    $14,300,000
Underwriting Discount.......................................   $ 0.00    $         0
Proceeds to Citigroup Global Markets Holdings Inc. (before
  expenses).................................................   $1,000    $14,300,000
------------------------------------------------------------------------------------

We expect that delivery of the notes will be made against payment therefor on or about February 15, 2005. Because the notes will not settle in T+3, purchasers who wish to trade the notes on the date hereof or the next following business day will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own investment advisor.

The notes are being offered through Citigroup Global Markets Inc., as principal.

                                   CITIGROUP

                           SUMMARY INFORMATION -- Q&A

     This summary includes questions and answers that highlight selected information from the accompanying prospectus and prospectus supplement and this pricing supplement to help you understand the 2.0% Cash Exchangeable Notes Linked to the Performance of the AMEX Pharmaceutical Index, Due 2009. You should carefully read the entire prospectus, prospectus supplement and pricing supplement to fully understand the terms of the notes, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should, in particular, carefully review the section entitled "Risk Factors Relating to the Notes," which highlights a number of risks, to determine whether an investment in the notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus.

WHAT ARE THE NOTES?

     The notes are a series of unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Global Markets. The notes mature on February 17, 2009 unless they are previously exchanged by you.

     Each note represents a principal amount of $1,000. You may transfer the notes only in minimum denominations of $1,000 and integral multiples of $1,000. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by the Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts that each of these systems maintains as a participant in DTC. You should refer to the section "Description of the Notes -- Book-Entry System" in the prospectus supplement and the section "Book-Entry Procedures and Settlement" in the prospectus.

WILL I RECEIVE INTEREST ON THE NOTES?

     The notes bear interest at the rate of 2.0% per annum. We will pay interest in cash semi-annually on each February 17 and August 17, commencing on August 17, 2005.

WHAT WILL I RECEIVE AT MATURITY OF THE NOTES?

     At maturity, unless your notes have been previously exchanged by you, you will receive $1,000 for each $1,000 principal amount of notes you then hold.

WHAT WILL I RECEIVE IF I EXERCISE MY EXCHANGE RIGHT?

     If you exercise your exchange right, you will receive an amount of cash equal to the product of the closing value of the AMEX Pharmaceutical Index on the exchange date and the exchange ratio for each $1,000 principal amount of notes you then hold. You will not receive any accrued and unpaid interest on notes you exchange under your exchange right.

     The exchange ratio is 2.7505. In order to exercise your exchange right, you will need to follow the procedures described in "Description of the Notes -- Exchange Right" in this pricing supplement.

HOW HAS THE AMEX PHARMACEUTICAL INDEX PERFORMED HISTORICALLY?

     We have provided a table showing the historical closing values of the AMEX Pharmaceutical Index on the last index business day of each month from January 2000 to January 2005. You can find this table in the section "Description of the AMEX Pharmaceutical Index" in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the AMEX Pharmaceutical Index; however, historical performance is not necessarily representative of how the AMEX Pharmaceutical Index will perform in the future. You should refer to the section "Risk Factors Relating to the Notes -- The

Historical Performance of the AMEX Pharmaceutical Index Is Not an Indication of the Future Performance of the AMEX Pharmaceutical Index" in this pricing supplement.

WHAT ARE THE TAX CONSEQUENCES OF INVESTING IN THE NOTES?

     Because the notes will be treated by Citigroup Global Markets Holdings as contingent payment debt obligations of Citigroup Global Markets Holdings, and because by accepting a note each holder agrees to this treatment of the notes, United States holders of a note will be required to include original issue discount for United States federal income tax purposes in gross income on a constant yield basis over the term of the note, which yield will be assumed to be 4.0265% per year. This tax OID will be includible in a United States holder's gross income (as ordinary income) over the term of the note. The amount of tax OID included in income in each year prior to the year in which the notes mature or are otherwise disposed of (including through your exercise of your exchange right) will exceed the semi-annual interest payments to be made on the note in such years. The amount of the tax OID is calculated based in part on an assumed amount payable upon exchange or redemption. This assumed amount is neither a prediction nor guarantee of the actual yield of, or payment to be made in respect of, a note or whether you will exercise your exchange right. If the amount we actually pay upon exchange or redemption is, in fact, less than this assumed amount, or if neither Citigroup Global Markets Holdings nor a United States holder exercises, respectively, the exchange right, then a United States holder will have recognized taxable income in periods prior to exchange, redemption or maturity that exceeds that holder's economic income from holding the note during such periods (with an offsetting ordinary loss upon exchange or redemption or at maturity). If a United States holder exercises its exchange right or otherwise disposes of the note prior to maturity, the United States holder will be required to treat any gain recognized upon the disposition of the note as ordinary income (rather than capital gain). You should refer to "Certain United States Federal Income Tax Considerations" in this pricing supplement and "United States Federal Income Tax Considerations" in the prospectus supplement.

WILL THE NOTES BE LISTED ON A STOCK EXCHANGE?

     The notes will not be listed on any exchange.

WHAT IS THE ROLE OF CITIGROUP GLOBAL MARKETS HOLDINGS' SUBSIDIARY, CITIGROUP GLOBAL MARKETS INC.?

     Our subsidiary, Citigroup Global Markets Inc., is the agent for the offering and sale of the notes. After the initial offering, Citigroup Global Markets Inc. and/or other of our broker-dealer affiliates intend to buy and sell notes to create a secondary market for holders of the notes, and may engage in other activities described in the section "Plan of Distribution" in the accompanying prospectus supplement. However, neither Citigroup Global Markets Inc. nor any of these affiliates will be obligated to engage in any market-making activities, or continue such activities once it has started them. Citigroup Global Markets Inc. will also act as calculation agent for the notes. Potential conflicts of interest may exist between Citigroup Global Markets Inc. and you as holder of the notes.

CAN YOU TELL ME MORE ABOUT CITIGROUP GLOBAL MARKETS HOLDINGS?

     Citigroup Global Markets Holdings is a holding company that provides investment banking, securities and commodities trading, brokerage, asset management and other financial services through its subsidiaries. Citigroup Global Markets Holdings is a subsidiary of Citigroup Inc., a diversified financial services holding company.

     Citigroup Global Markets Holdings' ratios of earnings to fixed charges (Citigroup Global Markets Holdings has no outstanding preferred stock) since 1999 are as follows:

                                            NINE MONTHS              YEAR ENDED DECEMBER 31,
                                               ENDED          -------------------------------------
                                         SEPTEMBER 30, 2004   2003    2002    2001    2000    1999
                                         ------------------   -----   -----   -----   -----   -----
Ratio of earnings to fixed charges.....         0.27x         1.90x    1.44   1.34x   1.32x   1.46x

CAN YOU TELL ME MORE ABOUT THE EFFECT OF CITIGROUP GLOBAL MARKETS HOLDINGS' HEDGING ACTIVITY?

     We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in the common stock of companies that comprise the AMEX Pharmaceutical Index and in the AMEX Pharmaceutical Index or in other instruments, such as options or swaps, based upon the common stock of companies that comprise the AMEX Pharmaceutical Index or the AMEX Pharmaceutical Index. This hedging activity could affect the market price of the AMEX Pharmaceutical Index and therefore the market value of the notes. The costs of maintaining or adjusting this hedging activity could also affect the price at which our subsidiary Citigroup Global Markets Inc. may be willing to purchase your notes in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the notes declines. You should refer to "Risk Factors Relating to the Notes -- Citigroup Global Markets Holdings' Hedging Activity Could Result in a Conflict of Interest" and "-- The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest" in this pricing supplement and "Use of Proceeds and Hedging" in the accompanying prospectus.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

     Yes, the notes are subject to a number of risks. Please refer to the section "Risk Factors Relating to the Notes" in this pricing supplement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by us with the Securities and Exchange Commission, or the SEC, pursuant to Section 13 of the Securities Exchange Act of 1934 (File No. 1-15286), are incorporated herein by reference: (i) our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, (ii) our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and (iii) our Current Reports on Form 8-K filed on January 20, 2004, January 29, 2004, January 30, 2004, March 1, 2004, March 29, 2004, April 1, 2004, April 15, 2004, April 30, 2004, June 3, 2004,
June 22, 2004, June 29, 2004, June 30, 2004, July 15, 2004, July 21, 2004, July
29, 2004, August 26, 2004, August 27, 2004, August 31, 2004, October 5, 2004,
October 14, 2004, October 20, 2004, October 22, 2004, October 28, 2004, October 29, 2004, November 2, 2004, November 29, 2004, January 20, 2005, February 3,
2005 and February 4, 2005.

     You should refer to "Prospectus Summary -- Where You Can Find More Information" in the accompanying prospectus. These documents may also be accessed electronically by means of the SEC's home page on the world wide web on the internet at http://www.sec.gov.

                       RISK FACTORS RELATING TO THE NOTES

     An investment in the notes entails significant risks not associated with similar investments in a conventional debt security, including, among other things, fluctuations in the value of the AMEX Pharmaceutical Index, and other events that are difficult to predict and beyond our control.

YOU WILL NOT PARTICIPATE IN THE APPRECIATION OF THE AMEX PHARMACEUTICAL INDEX UNLESS IT APPRECIATES SIGNIFICANTLY FROM ITS STARTING VALUE OF 306.81

     The notes offer you less opportunity to participate in any appreciation of the AMEX Pharmaceutical Index than does an investment in the underlying stocks because you will not participate in any appreciation in the AMEX Pharmaceutical Index unless you exchange the notes and the value of the AMEX Pharmaceutical Index appreciates approximately 18.5% from its starting value to the date the exchange is effected.

YOU WILL NOT PARTICIPATE IN THE FIRST 18.5% OF ANY APPRECIATION OF THE AMEX PHARMACEUTICAL INDEX

     Even if the price of the AMEX Pharmaceutical Index appreciates and you exchange the notes, you will not participate in approximately the first 18.5% of the appreciation in the value of the AMEX Pharmaceutical Index from its starting value of 306.81.

THE YIELD ON THE NOTES MAY BE LOWER THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY

     The notes bear interest at the rate of only 2.0% per annum. As a result, you may receive an amount of cash upon exchange or maturity with a value that is less than, equal to or slightly greater than the principal amount of your notes and the effective yield on your notes will be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Global Markets Holdings of comparable maturity.

THE PRICE AT WHICH YOU WILL BE ABLE TO SELL YOUR NOTES PRIOR TO MATURITY WILL DEPEND ON A NUMBER OF FACTORS AND MAY BE SUBSTANTIALLY LESS THAN YOU ORIGINALLY INVEST

     We believe that the value of your notes will be affected by the supply of and demand for the notes, the value of the AMEX Pharmaceutical Index and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price at which you will be able to sell your notes prior to maturity may be substantially less than the amount you originally invest if, at such time, the value of the AMEX Pharmaceutical Index is less than, equal to or not sufficiently above the starting value of 306.81. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

     Value of the AMEX Pharmaceutical Index. We expect that the market value of the notes will depend substantially on the amount, if any, by which the starting value of the AMEX Pharmaceutical Index changes from the initial value of 306.81. However, changes in the value of the AMEX Pharmaceutical Index may not always be reflected, in full or in part, in the market value of the notes.

     The composition of the stocks underlying the AMEX Pharmaceutical Index may change over time. There may be additions to the AMEX Pharmaceutical Index of securities to which you may not want exposure or deletions of stocks to which you would want exposure. We have no control over the composition or calculation of the AMEX Pharmaceutical Index, and you should not place undue reliance on the creditworthiness, business plans or prospects or other factors relating to any particular issuer of underlying stocks as of the date hereof.

     Volatility of the AMEX Pharmaceutical Index. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the AMEX Pharmaceutical Index increases, the market value of the notes may decrease.

     Events involving the companies comprising the AMEX Pharmaceutical
Index. General economic conditions and earnings results of the companies whose common stocks comprise the AMEX Pharmaceutical Index and real or anticipated changes in those conditions or results may affect the market value of the notes. In addition, if the dividend yields on those stocks increase, the value of the notes may decrease because the AMEX Pharmaceutical Index does not incorporate the value of dividend payments. Conversely, if dividend yields on the common stocks decrease, the value of the notes may increase.

     Interest rates. We expect that the market value of the notes will be affected by changes in interest rates. In general, if interest rates increase, the value of the notes may decrease, and if interest rates decrease, the value of the notes may increase. Interest rates may also affect the economy and, in turn, the value of the AMEX Pharmaceutical Index, which (for the reasons discussed above) would affect the value of the notes.

     Citigroup Global Markets Holdings' credit ratings, financial condition and results. Actual or anticipated changes in our credit ratings, financial condition or results may affect the value of the notes.

     We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the value of the notes attributable to another factor, such as an increase in the value of the AMEX Pharmaceutical Index.

THE HISTORICAL PERFORMANCE OF THE AMEX PHARMACEUTICAL INDEX IS NOT AN INDICATION OF THE FUTURE PERFORMANCE OF THE AMEX PHARMACEUTICAL INDEX

     The historical performance of the AMEX Pharmaceutical Index, which is included in this pricing supplement, should not be taken as an indication of the future performance of the AMEX Pharmaceutical Index during the term of the notes. While the trading prices of the underlying stocks of the AMEX Pharmaceutical Index will determine the value of the index, it is impossible to predict whether the value of the index will rise or fall. Trading prices of the underlying stocks of the AMEX Pharmaceutical Index will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the underlying stocks are traded, and by various circumstances that can influence the values of the underlying stocks in a specific market segment or of a particular underlying stock.

INVESTING IN NOTES THAT ARE INDEXED TO THE VALUE OF THE STOCKS OF EUROPEAN COMPANIES INVOLVES ADDITIONAL RISKS

     Some of the stocks underlying the AMEX Pharmaceutical Index are issued by European companies. There is generally less publicly available information about European companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and European companies are subject to accounting, auditing and financial reporting standards different from those applicable to U.S. reporting companies. The prices of the stocks of European issuers may be affected by political, economic, financial and social factors in Europe, including changes in a European country's government, economic and fiscal policies and currency exchange laws. Additionally, the relevant European economies may differ from the U.S. economy in respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

YOU MAY NOT BE ABLE TO SELL YOUR NOTES IF AN ACTIVE TRADING MARKET FOR THE NOTES DOES NOT DEVELOP

     The notes have not been and will not be listed on any exchange. There is currently no secondary market for the notes. Citigroup Global Markets Inc. currently intends, but is not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity.

CITIGROUP GLOBAL MARKETS INC., AN AFFILIATE OF CITIGROUP GLOBAL MARKETS HOLDINGS, IS THE CALCULATION AGENT, WHICH COULD RESULT IN A CONFLICT OF INTEREST

     Citigroup Global Markets Inc., which is acting as the calculation agent for the notes, is an affiliate of ours. As a result, Citigroup Global Markets Inc.'s duties as calculation agent, including with respect to making certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours.

THE MARKET VALUE OF THE NOTES MAY BE AFFECTED BY PURCHASES AND SALES OF THE STOCKS UNDERLYING THE AMEX PHARMACEUTICAL INDEX OR DERIVATIVE INSTRUMENTS RELATED TO THE AMEX PHARMACEUTICAL INDEX BY AFFILIATES OF CITIGROUP GLOBAL MARKETS HOLDINGS

     Citigroup Global Markets Holdings' affiliates, including Citigroup Global Markets Inc., may from time to time buy or sell the underlying stocks of the AMEX Pharmaceutical Index or derivative instruments relating to the AMEX Pharmaceutical Index for their own accounts in connection with their normal business practices. These transactions could affect the value of the AMEX Pharmaceutical Index and therefore the market value of the notes.

     Citigroup Global Markets Inc. or an affiliate may enter into a swap agreement with one of Citigroup Global Markets Holdings' other affiliates in connection with the sale of the notes and may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

                            DESCRIPTION OF THE NOTES

GENERAL

     The description in this pricing supplement of the particular terms of the 2.0% Cash Exchangeable Notes Linked to the Performance of the AMEX Pharmaceutical Index, Due 2009 supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the registered notes set forth in the accompanying prospectus and prospectus supplement.

INTEREST

     The notes will bear interest at a rate equal to 2.0% per annum, calculated on the basis of a 360-day year of twelve 30-day months. The interest payment dates with respect to the notes are February 17 and August 17 of each year, commencing August 17, 2005. The record date with respect to any interest payment date will be the date (whether or not a business day) immediately preceding the interest payment date.

     A "business day" means any day that is not a Saturday, a Sunday or a day on which the American Stock Exchange or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

PAYMENT AT MATURITY

     At maturity, unless your notes have been previously exchanged by you, you will receive $1,000 for each $1,000 principal amount of notes you then hold.

EXCHANGE RIGHT

     Beginning on March 15, 2005, you will have the right, by completing the Official Notice of Exchange attached as Exhibit A to this pricing supplement and delivering that notice to both the calculation agent and the paying agent for the notes no later than 11:00 a.m. New York City time on any index business day, to exchange each $1,000 principal amount of notes you then hold for an amount of cash equal to the product of the closing value of the AMEX Pharmaceutical Index on the exchange date and the exchange ratio. You will be able to exercise your exchange right through and including the index business day prior to maturity.

     We will deliver payment to you three index business days after the date you deliver a valid Official Notice of Exchange, which we refer to as the "exchange date," as long as the paying agent has received delivery of your notes on the exchange date.

     We will not pay accrued and unpaid interest on notes that you exchange under your exchange right.

     The exchange ratio is 2.7505.

     An "index business day" means a day, as determined by the calculation agent, on which the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange are open for trading (or would have been open for trading, but for the occurrence of a market disruption event) and the AMEX Pharmaceutical Index or any successor index is calculated and published. The calculation agent may, in its sole discretion, add to or delete from the definition of "index business day" any major U.S. exchange or market which commences or ceases to serve as a primary exchange or market upon which a stock underlying the AMEX Pharmaceutical Index trades or as an exchange upon which a futures contract, an option contract, or an option on a futures contract relating to the AMEX Pharmaceutical Index trades. All determination made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us and the beneficial owners of the notes, absent manifest error.

     A "market disruption event" means, as determined by the calculation agent in its sole discretion, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of, (a) 20% or more of the number of underlying stocks which then comprise the AMEX Pharmaceutical Index or any successor index, (b) any options or futures contracts, or any options on such futures contracts relating to the AMEX Pharmaceutical Index or any successor index, or (c) any options or futures contracts relating to 20% or more of the number of underlying stocks which then comprise the AMEX Pharmaceutical Index or any successor index on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

     The "starting value" of AMEX Pharmaceutical Index equals 306.81.

     The "closing value" of the AMEX Pharmaceutical Index (or any successor index) on any index business day means the closing value of the AMEX Pharmaceutical Index at the end of such index business day, as determined by the calculation agent.

     If no closing value of the AMEX Pharmaceutical Index is available on the valuation date because of a market disruption event or otherwise, unless deferred by the calculation agent as described below, the closing value of the AMEX Pharmaceutical Index will be the arithmetic mean, as determined by the calculation agent, of the closing value of the AMEX Pharmaceutical Index obtained from as many dealers in equity securities (which may include Citigroup Global Markets Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent. The determination of the value of the AMEX Pharmaceutical Index by the calculation agent in the event no such value is available may be deferred by the calculation agent for up to five consecutive index business days on which a market disruption event is occurring.

DISCONTINUANCE OF AMEX PHARMACEUTICAL INDEX

     If the American Stock Exchange discontinues publication of the AMEX Pharmaceutical Index or if it or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the AMEX Pharmaceutical Index, then the value of the index will be determined by reference to the value of that index, which we refer to as a "successor index."

     Upon any selection by the calculation agent of a successor index, the calculation agent will cause notice to be furnished to us and the trustee, who will provide notice of the selection of the successor index to the registered holders of the notes.

     If the American Stock Exchange discontinues publication of the AMEX Pharmaceutical Index and a successor index is not selected by the calculation agent or is no longer published on any date of determination of the value of the index, the value to be substituted for the AMEX Pharmaceutical Index for that date will be a value computed by the calculation agent for that date in accordance with the procedures last used to calculate the AMEX Pharmaceutical Index prior to any such discontinuance.

     If the American Stock Exchange discontinues publication of the AMEX Pharmaceutical Index prior to the determination of the index return amount and the calculation agent determines that no successor index is available at that time, then on each index business day until the earlier to occur of (a) the determination of the index return amount and (b) a determination by the calculation agent that a successor index is available, the calculation agent will determine the value that is to be used in computing the value of the AMEX Pharmaceutical Index. The calculation agent will cause notice of daily closing values to be published not less often than once each month in The Wall Street Journal (or another newspaper of general circulation), and arrange for information with respect to those values to be made available by telephone. Notwithstanding these alternative arrangements, discontinuance of the publication of the AMEX Pharmaceutical Index may adversely affect trading in the notes.

     If a successor index is selected or the calculation agent calculates a value as a substitute for the AMEX Pharmaceutical Index as described above, the successor index or value will be substituted for the AMEX Pharmaceutical Index for all purposes, including for purposes of determining whether an index business day or market disruption event occurs. Notwithstanding these alternative arrangements, discontinuance of the publication of the AMEX Pharmaceutical Index may adversely affect the value of the notes.

     All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us and the beneficial owners of the notes, absent manifest error.

ALTERATION OF METHOD OF CALCULATION

     If at any time the method of calculating the AMEX Pharmaceutical Index or a successor index is changed in any material respect, or if the AMEX Pharmaceutical Index or a successor index is in any other way modified so that the value of the AMEX Pharmaceutical Index or the successor index does not, in the opinion of the calculation agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the AMEX Pharmaceutical Index or the successor index as if the changes or modifications had not been made, and calculate the value of the index with reference to the AMEX Pharmaceutical Index or the successor index. Accordingly, if the method of calculating the AMEX Pharmaceutical Index or the successor index is modified so that the value of the AMEX Pharmaceutical Index or the successor index is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split in the AMEX Pharmaceutical Index), then the calculation agent will adjust that index in order to arrive at a value of the index as if it had not been modified (e.g., as if the split had not occurred).

PAYING AGENT, TRUSTEE AND CUSIP

     Citibank, N.A. will serve as paying agent and registrar for the notes and will also hold the global security representing the notes as custodian for DTC. JPMorgan Chase Bank, N.A. as successor trustee under an indenture dated as of December 1, 1988, as amended from time to time, will serve as trustee for the notes.

     The CUSIP number for the notes is 17307 EB L6.

CALCULATION AGENT

     The calculation agent for the notes will be Citigroup Global Markets Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings and the holders of the notes. Because the calculation agent is an affiliate of Citigroup Global Markets Holdings, potential conflicts of interest may exist between the calculation agent and the holders of the notes, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to holders of the notes. Citigroup Global Markets Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

                  DESCRIPTION OF THE AMEX PHARMACEUTICAL INDEX

GENERAL

     Unless otherwise stated, we have derived all information regarding the AMEX Pharmaceutical Index contained in this pricing supplement, including its composition, method of calculation and changes in its components, from the American Stock Exchange and publicly available information. Such information reflects the policies of, and is subject to change by, the American Stock Exchange. All copyrights and other intellectual property rights relating to the AMEX Pharmaceutical Index are owned by the American Stock Exchange. The American Stock Exchange has no obligation to continue to publish, and may discontinue or suspend publication of, the AMEX Pharmaceutical Index at any time. A list of the issuers of the underlying stocks of the AMEX Pharmaceutical Index is available from the American Stock Exchange. The American Stock Exchange's address is 86 Trinity Place, New York, NY 10006, and its telephone number is (212) 306-1000.

     The Amex Pharmaceutical Index (DRG) is a market-capitalization weighted index designed to represent a cross section of widely held, highly capitalized companies involved in various phases of the pharmaceutical industry. The AMEX Pharmaceutical Index was developed with a base value of 200.00 on July 31, 1991. (The index value was later split 2-for-1 on March 23, 1999).

     Each quarter (March, June, September, December) the Index portfolio is reviewed to ensure that each of the components continue to meet the minimum requirements set forth in the American Stock Exchange Rule 901c.

THE AMEX PHARMACEUTICAL INDEX COMPONENTS (AS OF FEBRUARY 8, 2005)

                                               U.S. PRINCIPAL
COMPANY NAME                                   TRADING MARKET   SYMBOL   CURRENT WEIGHTING
------------                                   --------------   ------   -----------------
Johnson & Johnson............................     NYSE           JNJ          17.64%
Pfizer.......................................     NYSE           PFE          17.25%
Glaxosmithkline..............................     NYSE           GSK          11.94%
Sanofi-Aventis...............................     NYSE           SNY           9.18%
Amgen........................................    NASDAQ         AMGN           7.18%
Abbott Laboratories..........................     NYSE           ABT           6.32%
Astrazeneca..................................     NYSE           AZN           5.77%
Merck & Co. .................................     NYSE           MRK           5.72%
Lilly (Eli)..................................     NYSE           LLY           5.62%
Wyeth........................................     NYSE           WYE           4.67%
Bristol-Myers Squibb.........................     NYSE           BMY           4.19%
Schering-Plough..............................     NYSE           SGP           2.54%
Forest Labs..................................     NYSE           FRX           1.39%
Ivax.........................................     AMEX           IVX           0.36%
King Pharmaceuticals.........................     NYSE           KG            0.23%

     Three of the issuers of the underlying stocks are organized under the laws of jurisdictions other than the United States. Shares of the common stock of these issuers trade in the United States in the form of American Depositary Shares or "ADSs."

CALCULATION OF THE AMEX PHARMACEUTICAL INDEX

     The AMEX Pharmaceutical Index is a market capitalization weighted index. As a capitalization-weighted index, the Index reflects changes in the capitalization (market value) of the component stocks relative to the capitalization on a base date.

HISTORICAL DATA ON THE AMEX PHARMACEUTICAL INDEX

     The AMEX Pharmaceutical Index is quoted on the American Stock Exchange under the symbol "DRG." The following table sets forth the historical closing values of the AMEX Pharmaceutical Index on the last index business day of each month from January 2000 to January 2005. These historical data on the AMEX Pharmaceutical Index are not necessarily representative of the future performance of the AMEX Pharmaceutical Index or what the value of the notes may be. Any historical upward or downward trend in the value of the AMEX Pharmaceutical Index during any period set forth below is not an indication that the AMEX Pharmaceutical Index is more or less likely to increase or decrease at any time during the term of the notes.

                                             2000     2001     2002     2003     2004     2005
                                            ------   ------   ------   ------   ------   ------
January...................................  467.79   527.98   508.20   296.34   340.48   299.78
February..................................  430.30   525.39   526.08   285.63   341.08
March.....................................  501.99   529.44   565.87   297.77   320.58
April.....................................  488.92   584.80   541.60   315.18   331.37
May.......................................  537.97   586.16   545.93   315.21   331.41
June......................................  505.35   548.85   548.45   328.75   325.12
July......................................  480.59   548.28   483.07   316.98   315.04
August....................................  520.25   548.85   490.59   303.53   322.61
September.................................  526.68   498.16   444.58   310.31   308.77
October...................................  518.87   507.97   430.07   312.70   303.55
November..................................  505.10   490.80   436.85   315.58   300.64
December..................................  536.25   519.99   446.84   335.59   316.62

     The closing value of the AMEX Pharmaceutical Index on February 8, 2005 was 306.78.

HISTORICAL CLOSING VALUES

     The following graph illustrates the historical performance of the AMEX Pharmaceutical Index based on the closing value thereof at the end of each year from 1992 through 2004. Past movements of the index are not necessarily indicative of future index values.

                                  (AMEX GRAPH)

LICENSE AGREEMENT

     The American Stock Exchange and Citigroup Global Markets Inc. have entered into a non-exclusive license agreement providing for the license to Citigroup Global Markets Inc., in exchange for a fee, to use the AMEX Pharmaceutical Index and related service marks and trademarks in connection with this offering.

     The license agreement between the American Stock Exchange and Citigroup Global Markets Inc. provides that the following language must be stated in this pricing supplement:

     "The AMEX Pharmaceutical Index (DRG) ("Index") is sponsored by, and is a service mark of, the American Stock Exchange LLC (the "Exchange"). The Index is being used with the permission of the Exchange."

     "The American Stock Exchange LLC (the "Exchange") in no way sponsors, endorses or is otherwise involved in the transactions specified and described in this document (the "Transaction") and the Exchange disclaims any liability to any party for any inaccuracy in the data on which the AMEX Pharmaceutical Index
(DRG) ("Index") is based, for any mistakes, errors, or omissions in the calculation and/or dissemination of the Index, or for the manner in which it is applied in connection with the Transaction."

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain United States federal income tax considerations that may be relevant to a holder of a note. This summary supplements, and should be read in conjunction with, the section entitled "United States Federal Income Tax Considerations" in the prospectus supplement.

     Investors should consult their own tax advisors in determining the tax consequences to them of holding notes, including the application to their particular situation of the United States federal income tax considerations discussed below and in the prospectus supplement.

TAX CHARACTERIZATION OF THE NOTES

     Each note will be treated by Citigroup Global Markets Holdings for United States federal income tax purposes as a single debt instrument issued by Citigroup Global Markets Holdings that is subject to United States Treasury regulations governing contingent debt instruments (the "Contingent Debt Regulations"). Moreover, each holder, by accepting a note, agrees to this treatment of the note and to report all income (or loss) with respect to the note in accordance with the Contingent Debt Regulations. The remainder of this summary assumes the treatment of each note as a single debt instrument subject to the Contingent Debt Regulations and the holder's agreement thereto.

UNITED STATES HOLDERS

     Taxation of Interest. A United States holder (as such term is defined in the prospectus supplement) of a note will recognize income (or loss) on a note in accordance with the Contingent Debt Regulations. The Contingent Debt Regulations require the application of a "noncontingent bond method" to determine accruals of income, gain, loss and deduction with respect to a contingent debt obligation. As described in more detail in the second and third succeeding paragraphs, under the noncontingent bond method, a United States holder of a note will be required for tax purposes to include in income each year an accrual of interest at the semi-annual computational rate of 4.0265% (the "comparable yield"). Solely for purposes of determining the comparable yield pursuant to the Contingent Debt Regulations, a United States holder of a note will be assumed to be entitled to receive, in respect of each note, semi-annual payments of interest at a rate of 2.0%, as well as a payment of $1,087.14 at maturity, or the accrued portion thereof upon exchange or redemption (the "Assumed Exchange Amount"). The Assumed Exchange Amount is calculated as the amount required to produce the comparable yield when combined with the semi-annual payments of interest made in respect of a note, taking into account the note's issue price.

     The comparable yield and the Assumed Exchange Amount are used to determine accruals of interest FOR TAX PURPOSES ONLY and are not assurances or predictions by Citigroup Global Markets Holdings with respect to the actual yield of, or payment to be made in respect of, a note. The comparable yield and the Assumed Exchange Amount do not necessarily represent Citigroup Global Markets Holding's expectations regarding such yield, the amount of such payment, or whether any holder will exercise its exchange right.

     Each note will be issued at par. However, there will be original issue discount for United States federal income tax purposes ("Tax OID") because Tax OID must be accrued at the comparable yield. Under the Tax OID rules of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder, a United States holder of a note, whether such holder uses the cash or the accrual method of tax accounting, will be required to include as ordinary interest income the sum of the "daily portions" of Tax OID on the note for all days during the taxable year that the United States holder owns the note. As a result, a United States holder of a note that employs the cash method of tax accounting will be required to include amounts in respect of Tax OID accruing on a note in taxable income each year, even though cash payments will be made with respect to the notes only upon interest payment dates, at maturity, or upon exchange or redemption.

     The daily portions of Tax OID on a note are determined by allocating to each day in any accrual period a ratable portion of the Tax OID allocable to that accrual period. In the case of an initial holder, the amount of Tax OID on a note allocable to each accrual period is determined by multiplying the "adjusted issue price" (as defined below) of a note at the beginning of the accrual period by the comparable yield of a note (appropriately adjusted to reflect the length of the accrual period). The "adjusted issue price" of a note at the beginning of any accrual period will generally be the sum of its issue price and the amount of Tax OID allocable to all prior accrual periods, less the amount of any payments made in all prior accrual periods. Based upon the comparable yield, if a United States holder who employs the accrual method of tax accounting and pays taxes on a calendar year basis buys a note at original issue for $1,000 and holds it until maturity, such holder will be required to pay taxes on the following amounts of ordinary income from the note (in excess of accrued semi-annual interest income) for each of the following periods:
$17.94 in 2005; $21.20 in 2006; $22.06 in 2007; $22.96 in 2008; and $2.98 in
2009 (adjusted as described in the first below paragraph).

     Disposition (including Exchange) of the Notes. When a United States holder sells, exchanges or otherwise disposes of a note (including upon repayment of the note at maturity or upon the exercise by the holder of its exchange right) (a "disposition"), the United States holder's gain (or loss) on such disposition will equal the difference between the amount received by the United States holder for the note and the United States holder's tax basis in the note. A United States holder's tax basis (i.e., adjusted cost) in a note will be equal to the United States holder's original purchase price for such note, plus any Tax OID accrued by the United States holder and less the amount of any payments received by the holder while holding the note. If the amount received by the United States holder at maturity or upon exchange or redemption of a note exceeds the accrued portion of the Assumed Exchange Amount, the United States holder will be required to include such excess in income as ordinary interest. Alternatively, if the amount received at maturity or upon exchange or redemption is less than the accrued portion of the Assumed Exchange Amount, the difference between the amount received and the accrued portion of the Assumed Exchange Amount will be treated as an offset to any interest otherwise includible in income by the United States holder with respect to the note for the taxable year in which maturity, exchange or redemption occurs, but only to the extent of the amount of such includible interest. Any remaining portion of such shortfall may be recognized and deducted by the United States holder as an ordinary loss to the extent of the United States holder's Tax OID inclusions with respect to the note up to the date of disposition. Any loss realized in excess of such amount generally will be treated as a capital loss.

     Any gain realized by a United States holder on a disposition will be treated as ordinary interest income. Any loss realized by a United States holder on a disposition will be treated as an ordinary loss to the extent of the United States holder's Tax OID inclusions with respect to the note up to the date of disposition. Any loss realized in excess of such amount generally will be treated as a capital loss. An individual United States holder generally will be allowed a deduction for any such ordinary loss without regard to the two-percent miscellaneous itemized deduction rule of Section 67 of the Code. Any capital loss recognized by a United States holder will be a long-term capital loss if such United States holder has held such note for more than one year, and a short-term capital loss in other cases.

     Information Reporting and Backup Withholding. Information returns may be required to be filed with the IRS relating to payments made to particular United States holders of notes. In addition, United States holders may be subject to backup withholding tax on such payments if they do not provide their taxpayer identification numbers to the trustee in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. United States holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of the notes.

                                   EXHIBIT A

                          OFFICIAL NOTICE OF EXCHANGE

                                                      Dated: [          ,      ]

                      [Must be on or after March 15, 2005]

Citibank, N.A.,                                Citigroup Global Markets Inc.,
      as Paying Agent                                as Calculation Agent
111 Wall Street, 15th Floor                    390 Greenwich Street
Citibank Agency & Trust                        New York, New York 10013
New York, NY 10005                             Attn: Structured Products/Equity Derivatives
Attention: Sebastian Andrieszyn                      Group
Phone: (212) 657-9055                          Phone: (212) 723-7349
Fax: (212) 825-3483                            Fax: (212) 723-8732

Ladies and Gentlemen:

     The undersigned holder of the 2.0% Cash Exchangeable Notes Linked to the Performance of the AMEX Pharmaceutical Index, Due 2009 (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this notice is received after 11:00 a.m. on any Index Business Day by either the Calculation Agent or the Paying Agent, as of the next Index Business Day), provided that such day is prior to February 17, 2009. The holder's exchange right is described in the Pricing Supplement dated February 8, 2005 relating to the Notes (the "Pricing Supplement"). Capitalized terms not defined herein have the meanings given to such terms in the Pricing Supplement.

     Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated; the Paying Agent will in turn be obligated to deliver the required amount of cash three Index Business Days after the Exchange Date in accordance with the delivery instructions set forth below.

                                          Very truly yours,

                                          [Name of Holder]

                                          By:
                                          --------------------------------------
                                          [Title]

                                          [Fax No.]

                                          $
                                           -------------------------------------
                                          Principal Amount of Notes being
                                          Exchanged
                                          [must be $1,000 or integral multiple
                                          thereof]

Delivery Instructions

     ---------------------------------------------------------

     ---------------------------------------------------------

     ---------------------------------------------------------

     Receipt of the above Official Notice of
     Exchange is hereby acknowledged:

     CITIGROUP GLOBAL MARKETS INC., as Calculation Agent
     CITIBANK, N.A., as Paying Agent.

     By: CITIBANK, N.A., as Paying Agent.

     By:
       ------------------------------------------------------
     Name:
     Title:

     Date and Time of Acknowledgement:
     ------------------------------------------

             ------------------------------------------------------
             ------------------------------------------------------
     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PRICING SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                               ------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         -----
              PRICING SUPPLEMENT
Summary Information -- Q&A.............   PS-2
Incorporation of Certain Documents by
  Reference............................   PS-4
Risk Factors Relating to the Notes.....   PS-5
Description of the Notes...............   PS-8
Description of the AMEX Pharmaceutical
  Index................................  PS-11
Certain United States Federal Income
  Tax Considerations...................  PS-14
         PROSPECTUS SUPPLEMENT
Risk Factors...........................    S-3
Important Currency Information.........    S-6
Description of the Notes...............    S-7
Certain United States Federal Income
  Tax Considerations...................   S-33
Plan of Distribution...................   S-40
ERISA Matters..........................   S-41
Legal Matters..........................   S-42
              PROSPECTUS
Prospectus Summary.....................      1
Forward-Looking Statements.............      6
Citigroup Global Markets Holdings
  Inc..................................      7
Use of Proceeds and Hedging............      8
Description of Debt Securities.........     10
Description of Index Warrants..........     17
Book-Entry Procedures and Settlement...     20
Limitations on Issuances in Bearer
  Form.................................     21
Plan of Distribution...................     23
ERISA Matters..........................     26
Legal Matters..........................     26
Experts................................     26

                          ------------------------------------------------------
                          ------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                Citigroup Global
                             Markets Holdings Inc.
                          Medium-Term Notes, Series D
                          $14,300,000 principal amount
                             2.0% Cash Exchangeable
                              Notes Linked to the
                               Performance of the
                           AMEX Pharmaceutical Index
                             Due February 17, 2009
                       ($1,000 Principal Amount Per Note)
                                  ------------
                               PRICING SUPPLEMENT

                                February 8, 2005
                     (Including Prospectus Supplement Dated
                     November 1, 2004 and Prospectus Dated
                               November 1, 2004)
                                  ------------

                                   Citigroup

                          ------------------------------------------------------
                          ------------------------------------------------------